Exhibit 99.1

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     KPMG LLP
     Chartered Accountants
     Yonge Corporate Centre                            Telephone (416) 228-7000
     4120 Yonge Street, Suite 500                      Telefax (416) 228-7123
     North York ON M2P 2B8                             www.kpmg.ca
     Canada





Mr.  Ronald Terry Cooke
Chairman and President
Power Interactive Media, Inc.
181 Whitehall Drive
Markham, Ontario Canada
L3R 9T1



December 13, 2001


Dear Mr.  Cooke:

We have not been able to complete the quarterly review of Power Interactive Media, Inc. for the quarter ended October 31, 2001 due to not receiving the draft financial statements in time to complete our review. We expect the financials statements to be completed by December 21, 2001.


Yours very truly,

/s/Patrick A.  Ryan
Patrick A.  Ryan
Partner
(416) 288-7199

/slm